THE COMMONWEALTH OF MASSACHUSETTS

WILLIAM GALVIN

SECRETARY OF THE COMMONWEALTH

STATE HOUSE - BOSTON, MA

AMENDMENT TO THE DECLARATION OF TRUST

We, Christine Reynolds, President, and Eric D. Roiter, Secretary,
of

FIDELITY CONCORD STREET TRUST

82 DEVONSHIRE STREET

BOSTON, MASSACHUSETTS 02109

hereby certify that, in accordance with ARTICLE XII, SECTION 7 of the Amended and Restated Declaration of Trust of Fidelity Concord Street Trust (dated September 19, 2001), the following Amendment to said Declaration of Trust was duly adopted by a majority shareholder vote at a meeting duly called and held on February 16, 2005, such Amendment being effective as of that date:

VOTED: That the Amended and Restated Declaration of Trust dated September 19, 2001, be and hereby is, amended as follows:

1. That Article XII, Section 4.3 of the Amended and Restated Declaration of Trust shall be, and it hereby is, amended to read as follows:

Section 4.3. Merger, Consolidation, and Sale of Assets. Subject to applicable Federal and state law and except as otherwise provided in Section 4.4 below, the Trust or any Series or Class thereof may merge or consolidate with any other corporation, association, trust, or other organization or may sell, lease, or exchange all or a portion of the Trust property or Trust property allocated or belonging to such Series or Class, including its good will, upon such terms and conditions and for such consideration when and as authorized by the Trustees without the vote or consent of Shareholders. Such transactions may be effected through share-for-share exchanges, transfers or sale of assets, shareholder in-kind redemptions and purchases, exchange offers, or any other method approved by the Trustees.

IN WITNESS WHEREOF AND UNDER THE PENALTIES OF PERJURY, we have hereunto signed our names this 16th day of February, 2005.

/s/Christine Reynolds	/s/Eric D. Roiter
Christine Reynolds	Eric D. Roiter
President	Secretary